                                                                     Exhibit 2.2



                            ASSET PURCHASE AGREEMENT


This Agreement made as of the 24th day of June, 2002


                                    BETWEEN:
                  WORKSTREAM USA INC., a corporation incorporated under the laws of Delaware (hereinafter referred to as the "Purchaser")

AND:
                  PURECARBON, INC.,
                  a corporation incorporated under the laws of the State of Delaware (hereinafter referred to as the "Vendor")

WHEREAS:

A. The Vendor carries on the business of online career site hosting for corporate enterprises in the United States, (the "Business");

B. The Vendor wishes to sell and assign to the Purchaser, a wholly-owned subsidiary of Workstream, Inc. (the "Parent"), and the Purchaser wishes to purchase from the Vendor certain of the assets, and to assume certain of the liabilities, of the Business on the terms and subject to the conditions hereinafter contained.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration paid by each of the parties hereto to each of the other parties hereto (the receipt and sufficiency of which are hereby acknowledged), it is agreed among the parties hereto as follows:

1. INTERPRETATION

   1.1. Schedules. The Schedules that are attached to this Agreement are incorporated in this Agreement by reference and are deemed to be part hereof.

   1.2. Currency. All dollar amounts referred to in this Agreement are in lawful money of the United States of America.

   1.3. Choice of law and attornment. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to principles of conflicts of law.

   1.4.  Time of essence. Time shall be of the essence of the agreement.

2. PURCHASE AND SALE

   2.1. Purchased Assets. On the terms and subject to the fulfillment of the conditions set forth herein, on the Closing Date the Vendor hereby agrees to sell, transfer set over, convey, assign and deliver to the Purchaser, and the Purchaser hereby agrees to purchase and accept from the Vendor all right, title and interest in and to the assets, rights and interests of the Vendor listed on Schedule 2.1 attached hereto (the "Purchased Assets"). The purchase and sale of the Purchased Assets (the "Closing") shall occur on July 1, 2002 or subject to Section 10 if the conditions to Closing are not satisfied or waived by the appropriate party hereto by July 1, 2002 as soon as reasonably practicable after all such conditions are satisfied or waived (the "Closing Date").

   2.2. Excluded Liabilities. With the exception of the liabilities and obligations specified in Schedule 2.2 (collectively, the "Assumed Liabilities"), the Purchaser will not assume and will not be liable for, any obligations, commitments or liabilities of or claims against the Vendor (whether absolute, accrued or contingent).

   2.3. Purchase Price. As consideration for the Purchased Assets, the Purchaser agrees on the Closing Date to (i) deliver to the Vendor that number of shares (rounded up to a whole share) of common stock, no par value, of the Parent (the "Initial Shares"), equal to 1,000,000 divided by the closing price per share of the Parent's common stock as quoted on NASDAQ as of the last trading day prior to the Closing Date (the "Closing Share Price") and (ii) to assume the Assumed Liabilities, such liabilities not to exceed $70,000 in the aggregate ((i) and (ii), collectively, the "Initial Purchase Price"). As additional consideration (the "Contingent Purchase Price"), the Purchaser agrees to deliver to Vendor that number of shares, no par value, of common stock of the Parent (rounded up to a whole share) equal to 500,000 divided by the Closing Share Price (the "Additional Shares") on or prior to August 15, 2003 if for the period commencing July 1, 2002 through June 30, 2003 (the "Relevant Period"), the gross revenues from the operations of the Business are equal to or exceed $1,000,000. The determination of such gross revenues shall be made in accordance with generally accepted accounting principles by PriceWaterhouseCoopers, Inc., independent auditors. The fees for such auditors shall be paid by the Purchaser. Such determination shall be made within forty-five (45) days of the expiration of the Relevant Period and shall be binding upon the parties hereto.

   2.4. Allocation of Purchase Price. The Vendor and the Purchaser shall agree to an allocation of the Purchase Price within sixty (60) days after the Closing Date. In the event they are unable to agree to such allocation, then the matter will be finally and conclusively determinated by an independent accounting firm of national standing (the "Arbiter") selected by Vendor and Purchaser, which firm shall not be the regular accounting firm of Purchaser or Vendor. The Arbiter will promptly determine the allocation of the Purchase Price which report shall be conclusive and binding upon the parties. The Vendor and the Purchaser shall file their respective tax returns prepared and make any tax elections in accordance with such allocation.

   2.5. Payment of taxes. The Purchaser shall be liable for and shall pay all applicable federal and state sales taxes, excise taxes and all other taxes (other than income taxes of the Vendor), duties and other like charges properly payable on and in connection with the conveyance and transfer of the Purchased Assets to the Purchaser. The Vendor will do and cause to be done such things as are reasonably requested to enable the Purchaser to comply with such obligation in an efficient manner.

3. REPRESENTATIONS AND WARRANTIES

   3.1. Representations and warranties by the Vendor. The Vendor hereby represents and warrants to the Purchaser as follows, and confirms that the Purchaser is relying upon the accuracy of each of such representations and warranties in connection with the purchase of the Purchased Assets and the completion of the other transactions hereunder:

         3.1.1. Corporate Authority and Binding Obligation. The Vendor has good right, full corporate power and absolute authority to enter into this Agreement and, upon receipt of the approval of its stockholders, to consummate the transactions contemplated hereby. The Vendor and its board of directors have taken all necessary actions to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and the sale and transfer of the Purchased Assets by the Vendor to the Purchaser. This Agreement is a legal, valid and binding obligation of the Vendor, enforceable against it in accordance with its terms.

         3.1.2. Contractual and Regulatory Approvals. The Vendor is not under any obligation, contractual or otherwise, to request or obtain the consent of any person in order to consummate the transaction contemplated hereby, no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, state, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Vendor in order to consummate the transactions contemplated hereby.

         3.1.3.  Status and Governmental Licenses.

                 3.1.3.1. The Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Vendor has all necessary corporate power to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted and is in good standing in every jurisdiction in which the nature of its business or the location of its properties requires such qualification or licensing.

                 3.1.3.2. The Vendor holds all necessary licenses, registrations and qualifications in each jurisdiction in which,

                           (i)  it owns any of the Purchased Assets, or

                           (ii) the nature of the Purchased Assets or any part
                                thereof, makes such qualification necessary or desirable to enable the Purchased Assets to be owned and operated.

                           The Vendor is in compliance in all material respects with the terms and conditions of such licenses, registrations and qualifications. There are no proceedings in progress, pending or, to the best of the knowledge of the Vendor, threatened, which could result in the revocation, cancellation or suspension of any of the licenses, registrations or qualifications, the revocation, cancellation or suspension of which would materially adversely affect the Vendor or its assets, properties or business.

         3.1.4. Compliance with Constituent Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Vendor, and the completion of the transactions contemplated hereby, will not constitute or result in a violation, breach or default, or cause the acceleration of any obligations under:

                 3.1.4.1. any material term or provision of any of the certificate of incorporation, by-laws or other constituent documents of the Vendor, or

                 3.1.4.2. the material terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Vendor is a party or by which it is bound, or

                 3.1.4.3. any term or provision of any material licenses or any order of any court, governmental authority or regulatory body or any law or regulation applicable to the Vendor.

         3.1.5. Absence of Undisclosed Liabilities. Other than the Assumed Liabilities, there are no liabilities (contingent or otherwise) of the Vendor of any kind whatsoever in respect of which the Purchaser may become liable for on or after the consummation of the transactions contemplated by this Agreement.

         3.1.6. Litigation. There are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of the Vendor) pending or, to the best of the knowledge of the Vendor, threatened, by or against or affecting the Vendor which relate to the Purchased Assets, at law or in equity, or before or by any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. These are no grounds on which any such actions suit or proceeding might be commenced with any reasonable likelihood of success.

         3.1.7. Title to Assets. The Vendor is the owner of and has good and marketable title to all of the Purchased Assets.

         3.1.8. Works Orders and Deficiencies. There are no work orders, non-compliance orders, deficiency notices or other such notices relative to the Purchased Assets that are outstanding and which have been issued by any regulatory authority, police or fire department, sanitation, environment, labor, health or other governmental authorities or agencies. There are no matters under discussion with any such department or authority relating to work orders, non-compliance orders, deficiency notices or other such notices. None of the Purchased Assets are being operated, in a manner that is in contravention in any material respect of any statute, regulation, rule, code, standard or policy.

         3.1.9.  Intellectual Property.

                 3.1.9.1. Schedule 3.1.9 attached hereto lists and contains a complete description of:

                           (i)    all patents, patent applications and
                                  registrations, trademarks, trademark
                                  applications and registrations, copyrights, copyright applications and registrations, trade names and industrial designs, domestic or foreign, owned or used by the Vendor relating to the Purchased Assets,

                           (ii) all trade secrets, know-how, inventions and other intellectual property owned or used by the Vendor relating to the Purchased Assets,

                           (iii) all domain names, URLs, source code, object code, management tools, database content, contact information, support software and resumes related to the Web Sites, and

                           (iv) all computer systems and application software, including, without limitation, all documentation relating thereto and the latest revisions of all related object and source codes therefore, owned or used by the Vendor relating to the Purchased Assets,

                           (all of the foregoing being collectively called the "Intellectual Property").

                 3.1.9.2. The Vendor has good and valid title to all of the Intellectual Property, free and clear of any and all liens and encumbrances, except in the case of any Intellectual Property licensed to the Vendor. Complete and correct copies of all agreements whereby any rights in any of the Intellectual Property have been granted or licensed to or from the Vendor have been provided to the Purchaser. No royalty or other fee is required to be paid by the Vendor to any other person in respect of the use of any of the Intellectual Property except as provided in such agreements delivered to the Purchaser. The Vendor has used its best efforts to protect its rights in the Intellectual Property. The Vendor has the exclusive right to use all of the Intellectual Property and has not granted any license or other rights to any other person in respect of such Intellectual Property. Complete and correct copies of all agreements whereby any rights in any of the Intellectual Property have been granted or licensed by the Vendor to any other person have been provided to the Purchaser. The Vendor is entitled to assign all of its rights and interest in and to the Intellectual Property to the Purchaser.

                 3.1.9.3. There are no restrictions on the ability of the Vendor or any successor to or assignee from the Vendor to use and exploit all rights in the Intellectual Property. All statements contained in all applications for registration of the Intellectual Property were true and correct as of the date of this Agreement of such applications. Each of trademarks and trade names included in the Intellectual Property is in use.

                 3.1.9.4. The use of the Purchased Assets and the use of the Intellectual Property does not infringe or otherwise encroach upon, and as the date hereof, the Vendor has not received any notice, complaint, threat or claim alleging infringement of, any patent, trade mark, trade name, copyright, industrial design, trade secret or other Intellectual Property or propriety right of any other person and the use of the Purchased Assets does not include any activity which may constitute passing off.

         3.1.10. Partnerships or Joint Ventures. The Vendor is not, in relation to the Purchased Assets, a partner in any partnership, joint venture, profit-sharing arrangement or other association of any kind and is not party to any agreement under which the Vendor agrees to carry on any part of the Business in such manner or by which the Vendor agrees to share any revenue or profit of the Business with any other person.

         3.1.11. Customers. The Vendor has previously delivered to the Purchaser a true and complete list of all customers of the Business as of the date of this Agreement. The Vendor is the sole and exclusive owner of, and has the unrestricted right to use, such customer list. Neither the customer list nor any information relating to the customers of the Business have, within two years prior to the date of this Agreement, been made available to any person other than the Purchaser. The Vendor has no knowledge of any facts that could reasonably be expected to result in the loss of any customers or sources of revenues of the Purchased Assets that in the aggregate would be material to the Business or the condition of the Purchased Assets.

         3.1.12. Licenses, Agency and Distributorship Agreements. Except as contained on Schedule 3.1.12, there are no agreements to which the Vendor is a party or by which it is bound under which the right to manufacture, use or market any product, service, technology, information, data, computer hardware or software or other property used in or produced or sold in relation to the Purchased Assets has been granted, licensed or otherwise provided to the Vendor or by the Vendor to any other person, or under which the Vendor has been appointed or any person has been appointed by the Vendor as an agent, distributor, licensee or franchisee for any of the foregoing.

         3.1.13. Material Agreements. Except as set forth on Schedule 3.1.13, the Vendor is not a party to or bound by any outstanding or executor agreement, contract or commitment, whether written or oral.

         3.1.14. Good Standing of Agreements. The Vendor is not in default or breach in any material respect of any of its obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound relating to the Purchased Assets, and there exists no state of facts which, after notice or lapse of time or both, would constitute a material default or breach. All such contracts, agreements, commitments, indentures and other instruments are now in good standing and in full force and effect without amendment thereto, the Vendor is entitled to all benefits thereunder and, to the best of the knowledge of the Vendor, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations thereunder. There are no contracts, agreements, commitments, indentures or other instruments relating to the Purchased Assets under which the Vendor's rights or the performance of its obligations are dependent on or supported by the guarantee of or any security provided by any other person.

         3.1.15. Compliance with Laws. In relation to the Purchased Assets and the operation of the Business, the Vendor is not in violation in any material respects of any federal, state or other law, regulation or order of any government or governmental or regulatory authority, domestic or foreign.

         3.1.16. Financial Statements. The financial statements of the Vendor for the fiscal years ended June 30, 1999, 2000 and 2001 and for the eleventh month period ended May 30, 2002, copies of which are attached as Schedule 3.1.16, were prepared in accordance with generally accepted accounting principles applied on a consistent basis and accurately present the financial position and results of operations of the Vendor at the dates, and for the periods, to which they relate. Since December 31, 2002 there has not been any material adverse change in the financial condition, results of operations, properties, liabilities, prospects or business of the Vendor, and, the Vendor is not aware of any other factors which could reasonably be expected to have a material adverse effect on the Business.

         3.1.17. Taxes. The Vendor has duly prepared and timely filed all federal and state tax returns which it was required to file, and has paid all taxes due and owing by the Vendor and all assessments received by it to the extent that such taxes have become due and payable. The federal income tax returns of the Vendor have not been audited by the Internal Revenue Service. No deficiency assessment or proposed adjustment of the Vendors federal income tax for state or municipal taxes is pending, and the Vendor has no knowledge of any proposed liability for any tax to be imposed upon the Vendor or any other Vendor's property or assets.

         3.1.18. Account Receivables. The Purchaser shall collect, within 180 days of the Closing Date, not less than $180,000 from the accounts receivables included in the Purchased Assets.

         3.1.19. Disclosure. No representation or warranty contained in this
                 Section 3.1 and no statement contained in any schedule, certificate, list, summary or other disclosure document provided or to be provided by the Purchaser hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary in order to make the statements contained therein not misleading.

   3.2. Representations and warranties by the Purchaser. The Purchaser hereby represents and warrants to the Vendor as follows, and confirms that the Vendor is relying on the accuracy of each of such representations and warranties in connection with the sale of the Purchased Assets and the completion of the other transactions hereunder:

         3.2.1. Corporate Authority and Binding Obligation. The Purchaser is a corporation duly incorporated and validly subsisting in all respects under the laws of its jurisdiction of incorporation. The Purchaser has good right, full corporate power and absolute authority to enter into this Agreement and to purchase the Purchased Assets from the Vendor in the manner contemplated herein and to perform all of the Purchaser's obligations under this Agreement. The Purchaser and its shareholders and board of directors have taken all necessary or desirable actions, steps and corporate and other proceedings to approve or authorize, validly and effectively, the entering into of, and the execution, delivery and performance of, this Agreement and the purchase of the Purchased Assets by the Purchaser from the Vendor. This Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

         3.2.2. Contractual and Regulatory Approvals. The Purchaser is not under any obligation, contractual or otherwise to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, state, municipal or local government or governmental agency, board, commission or authority are required to be obtained by the Purchaser in connection with the execution, delivery or performance by the Purchaser of this Agreement or the completion of any of the transactions contemplated herein.

         3.2.3. Compliance with Constituent Documents, Agreements and Laws. The execution, delivery and performance of this Agreement and each of the other agreements contemplated or referred to herein by the Purchaser, and the completion of the transactions contemplated hereby, will not constitute or result in a violation or breach of or default under:

                 3.2.3.1. any term or provision of any of the amended and restated certificate of incorporation, by-laws or other constituent documents of the Purchaser,

                 3.2.3.2. the terms of any indenture, agreement (written or oral), instrument or understanding or other obligation or restriction to which the Purchaser is a party or by which it is bound, or

                 3.2.3.3. any term or provision of any licenses, registrations or qualification of the Purchaser or any order of any court, governmental authority or regulatory body or any applicable law or regulation of any jurisdiction.

         3.2.4. Investment Representations. For the purpose of this Section 3.2.4., the term "Shares" shall include the Initial Shares and the Additional Shares and Vendor agrees that it shall restate the representations set forth in this Section 3.2.4. at the time of and as a condition to the issuance of any Additional Shares.

                 3.2.4.1. Vendor is acquiring the Shares solely for the account of Vendor and for investment purposes only and not with a view to, or for, their resale, distribution, or for the account, in whole or in part, of others. Vendor recognizes the restrictions on the transferability of the Shares and is able to bear the substantial economic risk of an investment therein, including a complete loss thereof, for an indefinite period of time.

                 3.2.4.2. Vendor understands that the issuance of the Shares is intended to be exempt from registration under the Securities Act of 1933 (the "Securities Act") by virtue of Section 4(2) thereof and/or Regulation D thereunder, and applicable state securities laws. Vendor will not sell, hypothecate or otherwise transfer any or all of the shares, in whole or in part, other than in accordance with the following provisions:

                 3.2.4.3. Pursuant to a registration statement under the Securities Act which has become effective, and a prospectus related thereto which is current, with respect to the Shares to be disposed of, and if required, a registration statement under applicable state securities laws; or

                 3.2.4.4. Pursuant to a specific exemption from registration under the Securities Act and applicable state securities laws, but only upon Vendor first having delivered to Parent a favorable reasoned written opinion of counsel for Vendor, reasonably satisfactory in form and substance to Parent, to the effect that the proposed sale or transfer is exempt from registration under the Securities Act and any applicable state securities laws.

                 3.2.4.5. Vendor understands that the Shares will not be registered under the Securities Act or applicable state securities laws and that such Shares must be held indefinitely, unless the subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Vendor acknowledges that Purchaser and Parent have not undertaken to register the Shares, and will have no obligation to register the Shares pursuant to the Securities Act or any state securities laws or to assist Vendor in complying with any exemption from such registration requirements.

                 3.2.4.6. Vendor acknowledges that the Shares, and any substitutions or replacements thereof, shall bear a legend in substantially the following form:

                             "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, hypothecated or otherwise transferred or disposed of in the absence of such registration, unless an exemption from the requirement of such registration is available under the circumstances at the time obtaining and demonstrated by opinion of counsel satisfactory to the Company."

                 3.2.4.7. Vendor further represents and warrants that in order to make an informed decision in connection with the purchase of the Shares;

                 3.2.4.8. Vendor has reviewed the merits and risks of an investment in the Shares with tax and legal counsel and with an investment advisor to the extent deemed advisable by Vendor;

                 3.2.4.9. Vendor recognizes that an investment in the Shares involves a number of significant risks. Vendor or its agents or attorneys, have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares; and

                 3.2.4.10. Vendor or its agents or attorneys, (i) have been provided with sufficient information with respect to the business of the Parent and has carefully reviewed the same, (ii) have been provided with such additional information with respect to Parent and its investments as Vendor, or its agents or attorneys, have requested, and (iii) have had the opportunity to discuss such information with members of the management of Parent and any questions that Vendor have with respect thereto have been answered to the full satisfaction of Vendor.

4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

   4.1. Survival of warranties by the Vendor. The representations and warranties made by the Vendor and contained in this Agreement, or contained in any document or certificate given in order to carry out the transactions contemplated hereby, will survive the closing of the purchase of the Purchased Assets provided for herein and notwithstanding such closing or any investigation made by or on behalf of the Purchaser or any other person or any knowledge of the Purchaser or any other person, shall continue in full force and effect for the benefit of the Purchaser, provided that no Warranty Claim ("Warranty Claim" means a claim made by the Purchaser based on or with respect to the inaccuracy or non-performance or non-fulfillment or breach of any representation or warranty made by the other party contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated herein.) may be made or brought by the Purchaser after the date which two years following the Closing Date other than the representations and warranties in Sections 3.1.7, 3.1.9, 3.1.15, and 3.1.17 which shall survive the Closing indefinitely.

   4.2. Survival of warranties by Purchaser. The representations and warranties made by the Purchaser and contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby will survive the closing of the purchase and sale of the Purchased Assets provided for herein and, notwithstanding such closing or any investigation made by or on behalf of the Vendor or any other person or any knowledge of the Vendor or any other person, shall continue in full force and effect for the benefit of the Vendor; provided that no Warranty Claim may be made or brought by the Vendor after the date which is two years following the Closing Date.

5. COVENANTS

   5.1. Covenants by the Vendor. The Vendor covenants to the Purchaser that it will do or cause to be done the following:

         5.1.1. Investigation of Business and Examination of Documents. During the period from and including the date of this Agreement to and including the Closing Date (the "Interim Period"), the Vendor will provide access to and will permit the Purchaser, through its representatives, to make such investigation of, the operations, properties, assets and records of the Business and of its financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such operations, properties, assets, records and other matters. Without limiting the generality of the foregoing, during the Interim Period the Vendor will permit the Purchaser and its representatives to have access to the premises used in connection with the Business and will produce for inspection and provide copies to the Purchaser of any and all documents in the possession of the Vendor relating to the Business. The Purchaser will conduct any such investigation in a manner which shall not unreasonably disrupt the personnel and operations of the Vendor.

         5.1.2. Exclusivity. During the Interim Period, the Vendor agrees that it will not enter into discussions with any third parties with regards to a sale of assets, merger, acquisition, partnership or joint venture without prior written consent of the Purchaser.

         5.1.3. Transfer of Purchased Assets. At or before the Closing Date, the Vendor will cause all necessary steps and corporate proceedings to be taken in order to permit the Purchased Assets to be duly and regularly transferred to the Purchaser.

         5.1.4. Forms of Conveyance. On the Closing Date, the Vendor will deliver to the Purchaser good and marketable title to and exclusive possession of the Purchased Assets, free and clear of any and all mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims and equities of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing. On the Closing Date, the Vendor will execute and deliver to the Purchaser one or more forms of general conveyance, or bills of sale, deeds, transfers and other documents reasonably requested by the Purchaser in respect of the assignment, conveyance, transfer and delivery of the Purchased Assets to the Purchaser in form which is remittable and acceptable to the Purchaser.

         5.1.5. Change of Name. Within forty-five days after the Closing Date, the Vendor will deliver to the Purchaser evidence of an amendment to its amended and restated certificate of incorporation to change its name to another name not using the words "PureCarbon" or similar name or any other trade name transferred to Purchasers as contemplated hereby.

         5.1.6.  Non-Competition.

                 5.1.6.1. The Vendor agrees that during the three-year period from and after the Closing Date (the "non-competition period"), the Vendor will not, directly or indirectly, participate in or permit its name to be used by any person or entity involved in the same or similar business as the Business. The term "participate" includes any direct or indirect interest, whether as a partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market). The Vendor agrees that this covenant is reasonable with respect to its duration, geographical area and scope. If, at the time of enforcement of the foregoing, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area legally permissible under such circumstances will be substituted for the period, scope or area stated herein.

                 5.1.6.2. The Vendor agrees that during the three-year period from and after the Closing Date, without the prior written approval of Purchaser, the Vendor will not solicit (i) any person who was an employee of the Vendor and who becomes an employee of Purchaser or Parent or its subsidiaries, (ii) any customer of Purchaser or Parent or its subsidiaries, or (iii) any supplier to Purchaser or Parent or its subsidiaries, in any such case, to terminate his or her employment or relationship with Purchaser or Parent or its subsidiaries. The Vendor agrees that this covenant is reasonable with respect to its duration and scope. If, at the time of enforcement of the foregoing, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope legally permissible under such circumstances will be substituted for the period or scope stated herein.

         5.1.7. Employees. Before the Closing Date, the Vendor shall afford the Purchaser access to the Vendor's employees so that the Purchaser may, but shall not be obligated to, make offers of employment to such employees. All employees of the Vendor who accept offers of employment with the Purchaser shall become employees of the Purchaser ("Purchaser Employees") effective as of the Closing Date. The Vendor shall be responsible for notifying employees of any termination of their employment with the Vendor. Vendor shall be solely responsible for all severance and other amounts payable to its employees arising from their employment by the Vendor, including, without limitation, any accrued, unused vacation time or other applicable paid time off and all benefits due to employees of the Vendor pursuant to any employment plan maintained by the Vendor. The Purchaser shall be responsible for all compensation payable to Purchaser Employees arising from their employment by the Purchaser. The Vendor shall be liable to the extent the Worker Adjustment and Restraining Notification Act of 1988, as amended (or any similar law) is applicable with respect to termination of any employee who is not offered employment by the Purchaser pursuant to this Section 5.1.7.

         5.1.8. Conduct of Business. The Vendor will operate only in the usual, regular and ordinary manner and will preserve its relationships with customers, suppliers, employees and others having business dealings with it. The Vendor will take no action to disrupt its present organization, employment and business relationships. Without the prior written consent of the Purchaser, the Vendor
                 (i) will make no capital expenditures or capital commitments in excess of $5,000 in the aggregate, (ii) will not dispose of or encumber any properties, except for the sale of inventory in the ordinary course, (iii) will not modify, compromise or change any right, concession, license, lease, contract, commitment or agreement existing on the date of the execution of this Agreement or arising hereafter in any manner adverse to the interest of the Purchaser or enter in any right, concession, license, lease, contract commitment or agreement after the date hereof without the prior written consent of the Purchaser, (iv) will not incur any indebtedness for money borrowed, refinance any existing outstanding indebtedness, or give or obtain payment terms other than pursuant to existing practice and then only in the ordinary course of business, (v) will maintain its personal properties, whether owned or leased, in at least the same state of repair, order and condition as exist on the date of this Agreement, reasonable wear and tear excepted, and (vi) will not write any checks (other than legal fees and expenses incurred in connection with the execution of this Agreement and the documents contemplated hereby) in excess of $5,000 in the aggregate without prior notice thereof to Mr. Michael Mullarkey or other person designated by Purchaser.

         5.1.9. Stockholder and Noteholder Approvals. The Vendor will use its best efforts to obtain the consent of its stockholders and holders of its outstanding notes to the consummation of the transactions contemplated hereby.

   5.2. Covenants by the Purchaser. The Purchaser covenants to the Vendor that it will do or cause to be done the following:

         5.2.1. Confidentiality. Prior to and including the Closing Date and, if the transaction contemplated hereby is not completed, at all times after the Closing Date, the Purchaser will keep confidential all information obtained by it relating to the Business, except such information which:

                 5.2.1.1. prior to the date of this Agreement was already in the possession of the Purchaser,

                 5.2.1.2. is generally available to the public, other than as a result of a disclosure by the Purchaser, or

                 5.2.1.3. is made available to the Purchaser on a non-confidential basis from a source other than the Vendor or its representatives.

                 The Purchaser further agrees that such information will be disclosed only to those of its employees and representatives of its advisors who reasonably need to know such information for the purposes of evaluating and implementing the transaction contemplated hereby. Notwithstanding the foregoing provisions of this paragraph, the obligation to maintain the confidentiality of such information will not apply to the extent that disclosure of such information is required in connection with governmental or other applicable filings relating to the transactions hereunder, provided that, in such case, unless the Vendor otherwise agrees, the Purchaser will, if possible, request confidentiality in respect of such governmental or other filings. If the transactions contemplated hereby are not consummated for any reason, the Purchaser will promptly destroy or return forthwith, without retaining any copies whatsoever, all information and documents obtained from the Vendor.

6. CONDITIONS

   6.1. Conditions to the obligations of the Purchaser. Notwithstanding anything herein contained, the obligation of the Purchaser to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Closing Date (any or all of which may be waived by the Purchaser).

         6.1.1. Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Vendor contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby shall be true and accurate on the date and at the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date (regardless of the date as of which the information in this Agreement or in any Schedule or other document made pursuant hereto is given). In addition, the Vendor shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Date. In addition, the Vendor shall have delivered to the Purchaser a certificate executed by an authorized officer of the Vendor confirming that the facts with respect to each of such representations and warranties by the Vendor are as set out herein at the Closing Date and that the Vendor has performed all covenants required to be performed by it hereunder.

         6.1.2. Material Adverse Changes. During the Interim Period there will have been no change in the condition of the Purchased Assets, howsoever arising, except changes which have occurred in the ordinary course of the Business and which, individually or in the aggregate, have not affected and may not affect the condition of the Purchased Assets in any material adverse respect. Without limiting the generality of the foregoing, during the Interim Period no damage to or destruction of any material part of the Purchased Assets shall have occurred, whether or not covered by insurance.

         6.1.3. No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of counsel to the Purchaser, could reasonably be expected to result in an order, decision or ruling, to disallow, enjoin, prohibit or impose any limitations or conditions on the purchase and sale of the Purchased Assets contemplated hereby or the right of the Purchaser to own the Purchased Assets.

         6.1.4. Consents. All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding on the parties hereto shall have been obtained.

         6.1.5. Conveyance Documents. At the Closing, the Vendor shall have delivered to the Purchaser a duly executed Assignment and Waiver of Intellectual Property, Bill of Sale and Assignment and Assumption Agreement in the forms attached hereto as Exhibit A, B and C, respectively.

         6.1.6. Secretary's Certificate. At the Closing, the Vendor shall have delivered to the Purchaser a certificate of the secretary of the Vendor pursuant to which such secretary shall certify the amended and restated certificate of incorporation and any amendments thereto, if any, of the Vendor, attached thereto, and certified by the Secretary of State of the State of Delaware as of recent date, the by-laws of the Vendor and resolutions of the board of directors and shareholders of the Vendor authorizing the execution, delivery and performance by the Vendor of this Agreement and the transactions contemplated hereby.

         6.1.7. Release of Lien. The Purchaser shall have received evidence of the release by Magicbeanstalk.com of its lien on the Purchased Assets.

         6.1.8. Opinion of Counsel. At the Closing, the Vendor shall have delivered an opinion of counsel to the Vendor substantially in the form attached hereto as Exhibit D.

         6.1.9. Schedules. The Purchaser shall have conducted its diligence review of all agreements, contracts and commitments reflected on the Schedules attached hereto and all other matters reflected thereon and shall be satisfied in its sole discretion with the same.

         6.1.10. Further Assurances. At the Closing, and from time to time thereafter, the Vendor shall furnish the Purchaser with such further written documentation in order to enable the Purchaser to establish, prove or perfect the Purchaser's ownership of any of the Purchased Assets.

   6.2. Conditions to the obligations of the Vendor. Notwithstanding anything herein contained, the obligations of the Vendor to complete the transactions provided for herein will be subject to the fulfillment of the following conditions at or prior to the Closing Date (any or all of which may be waived by the Vendor).

         6.2.1. Accuracy of Representations and Warranties and Performance of Covenants. The representations and warranties of the Purchaser contained in this Agreement or in any documents delivered in order to carry out the transactions contemplated hereby will be true and accurate in all material respects on the date and at the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date (regardless of the date as of which the information in this Agreement or any such Schedule or other document made pursuant hereto is given). In addition, the Purchaser shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it at or prior to the Closing Date. In addition, the Purchaser shall have delivered to the Vendor a certificate executed by an authorized officer of the Purchaser confirming that the facts with respect to each of the representations and warranties of the Purchaser are as set out herein at the Closing Date and that the Purchaser has performed each of the covenants required to be performed by it hereunder.

         6.2.2. No Restraining Proceedings. No order, decision or ruling of any court, tribunal or regulatory authority having jurisdiction shall have been made, and no action or proceeding shall be pending or threatened which, in the opinion of the Vendor, could reasonably be expected to result in an order, decision or ruling, to disallow, enjoin or prohibit the purchase and sale of the Purchased Assets contemplated hereby.

         6.2.3. Consents. All consents required to be obtained in order to carry out the transactions contemplated hereby in compliance with all laws and agreements binding upon the parties hereto shall have been obtained, including the consent of the Vendor's shareholders and noteholders.

7. CLOSING

   7.1. Closing arrangements. Subject to the terms and conditions, the Closing shall occur on the Closing Date at the offices of Farrell Fritz, P.C., EAB Plaza, Uniondale, New York 11556, or at such other place or places as may be mutually agreed on by the Vendor and the Purchaser.

   7.2. Documents to be delivered. At or before the Closing Date, the Vendor shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Purchaser all documents, instruments and things which are to be delivered by the Vendor pursuant to the provisions of this Agreement, and the Purchaser shall execute, or cause to be executed, and shall deliver, or cause to be delivered, to the Vendor all cheques or bank drafts and all documents, instruments and things which the Purchaser is to deliver or to cause to be delivered pursuant to the provisions of this Agreement.

8. INDEMNIFICATION

   8.1.  Indemnity by the Vendor.

         8.1.1. The Vendor hereby agrees to indemnify and save the Purchaser, its stockholders, directors, officers and employees (each, a "Purchaser Indemnified Party") harmless from and against any claims, demands, actions, causes of action, damage, loss, deficiency, cost, liability and expense, including, without limitation, reasonable attorneys fees, (collectively, "Losses"), which may be made or brought against a Purchaser Indemnified Party or which a Purchaser Indemnified Party may suffer or incur as a result of, in respect of or arising out of:

                 8.1.1.1. any non-performance or non-fulfillment of any covenant or agreement on the part of the Vendor contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

                 8.1.1.2. any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Vendor contained in this Agreement or contained in any document or certificate given in order to carry out the transactions contemplated hereby;

                 8.1.1.3. the non-compliance with any federal, state, local, municipal, foreign, international or other administrative order, constitution, law, ordinance, statute, or treaty applicable to Vendor in the carrying out of the transaction contemplated herein, including, without limitation, compliance with any applicable bulk sales law;

                 8.1.1.4. any claim for a debt, obligation or liability which is not an Assumed Liability;

                 8.1.1.5. except with respect to Assumed Liabilities, any suit, action, proceeding, claim, investigation pending or threatened against or affecting the Purchased Assets, regardless of whether such is disclosed in a Schedule hereto, that arises from the conduct of the Business prior to the Closing Date; and

                 8.1.1.6. any other liabilities or obligations of the Vendor of any kind whatsoever, whether now existing or hereinafter arising, other than the Assumed Liabilities.

   8.2.  Indemnity by the Purchaser.

         8.2.1. The Purchaser hereby agrees to indemnify and save the Vendor, its stockholders, directors, officers, and employees (collectively, "Vendor Indemnified Party") harmless from and against any Losses which may be made or brought against a Vendor Indemnified Party or which a Vendor Indemnified Party may suffer or incur as a result of, in respect of or arising out of:

                 8.2.1.1. any non-performance or non-fulfillment of any covenant or agreement on the part of the Purchaser contained in this Agreement;

                 8.2.1.2. any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Purchaser contained in this Agreement;

                 8.2.1.3. any non-compliance with any federal, state, local, municipal, foreign, international or other administrative order, constitution, law, ordinance, statute, or treaty applicable to Purchaser in the carrying out of the transaction contemplated herein; and

                 8.2.1.4.  any Assumed Liability.



   8.3.  Indemnification Procedures.

         8.3.1. Upon obtaining knowledge of any claim or demand which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall give written notice ("Notice of Claim") of such claim or demand to the indemnifying party ("Indemnitor"). Indemnitee shall furnish to the Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 4.3 hereof, no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have actually adversely affected Indemnitor's ability to defend against, settle or satisfy any Liability for which Indemnitee is entitled to indemnification hereunder.

         8.3.2. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 8.3.1 hereof is a claim or demand asserted by a third party, Indemnitor shall have 15 days after the date on which Notice of Claim is given to notify Indemnitee in writing or its election to defend such third party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third party claim or demand at its' own expense, Indemnitee shall make available to Indemnitor and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist Indemnitor in the defense of, such third party claim or demand, and so long as Indemnitor is defending such third party claim in good faith, Indemnitee shall not pay, settle or compromise such third party claim or demand. If Indemnitor elects to defend such third party claim or demand, Indemnitee shall have the right to participate in the defense of such third party claim or demand, at Indemnitee's own expense. In the event, however, that Indemnitee reasonably determines that representation by counsel to Indemnitor of both Indemnitor and Indemnitee may present such counsel with a conflict of interest, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and Indemnitor will pay the fees and disbursements of such counsel. If Indemnitor does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at Indemnitor's expense, to defend such third party claim or demand; provided, however, that (a) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (b) Indemnitee's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this Article 8.

         8.3.3. Except for third party claims being defended in good faith, Indemnitor shall satisfy its obligations hereunder in respect of a valid claim for indemnification hereunder in cash within 30 days after the date on which Notice of Claim is given.

   8.4.  Limitation on Indemnification.

         8.4.1. The Vendor shall not be liable for any Losses suffered or incurred by the Purchaser until the aggregate of all such Losses exceeds $10,000, and then Vendor shall be liable only for the Losses in excess thereof.

9. GENERAL PROVISIONS

   9.1. Further assurances. Vendor hereby covenants and agrees that at any time and from time to time after the Closing Date it will, on the request of the Purchaser, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances and assurances as may be required to vest title in the Purchased Assets to the Purchaser.

   9.2. Notices. Any demand, notice or other communications to be given in connection with this Agreement shall be given in writing and may be given by personal delivery or overnight delivery service or by registered mail, return receipt requested.

                   Notices to the Purchaser shall be addressed to:

                       Workstream, Inc.
                       495 March Road, Suite 300
                       Ottawa, Ontario, Canada K2K 3G1
                       Attention:  Mr. Michael Mullarkey
                                CEO and Chairman

              or at such other address and to the attention of such other person as the Purchaser may designate by written notice to the Vendor.

                  Notices to the Vendor shall be addressed to:

                       PureCarbon Inc.
                       5150 El Camino Real
                       Suite A-30
                       Los Altos, CA  94022
                       Attention: John Walsh, President

              or at such other address and to the attention of such other person as the Vendor may designate by written notice to the Purchaser.

         Any communication given by personal delivery shall be conclusively deemed to have been given, if by hand, on the day of actual delivery thereof, if given by registered mail, on the fifth (5th) business day following the deposit thereof in the mail, and if by overnight delivery service, the next day.

   9.3. Counterparts. This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

   9.4. Expenses of parties. Each of the parties hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of their respective counsel, accountants, financial advisors and finders.

   9.5. Brokerage and finder's fees. The Vendor agrees to indemnify the Purchaser and hold it harmless in respect of any claim for brokerage or other commissions relative to this Agreement or the transactions contemplated hereby which is caused by actions of the Vendor. The Purchaser will indemnify the Vendor and hold it harmless in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby which is caused by actions of the Purchaser.

   9.6. Announcements. No press release or other announcement with respect to this Agreement will be made by Vendor without the prior approval of the Purchaser. Purchaser shall be permitted to make such announcements including such announcements required in order to comply with laws pertaining to timely disclosure.

   9.7. Assignment. The rights of the Vendor hereunder shall not be assignable without the written consent of the Purchaser.

   9.8. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer on any person, other than the parties hereto, the shareholders of the Vendor and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   9.9. Entire Agreement. This Agreement and the Schedules referred to herein constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject-matter hereof. None of the parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the Schedules, documents and instruments to be delivered on the Closing Date pursuant to this Agreement. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the Schedules, documents and instruments to be delivered on or before the Closing Date, they have not in any way relied, and will not in any way rely, on any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such Schedules, documents or instruments.

   9.10. Waiver. Any party hereto which is entitled to the benefits of this Agreement may, and has the right to, waive any term or condition at any time on or prior to the Closing Time; provided, however, that such waiver shall be evidenced by written instrument duly executed on behalf of such party.

   9.11. Amendments. No modification or amendment to this Agreement may be made unless agreed to by the parties in writing.

10. TERMINATION

   10.1. Termination of Events. This Agreement may be terminated at any time prior to the Closing as follows:

         (a)  by mutual consent of the Vendor and Purchaser;

         (b) by the Vendor if (i) Purchaser is in material breach of this Agreement and (ii) the Vendor is not in material breach of this Agreement;

         (c) by Purchaser if (i) the Vendor is in material breach of this Agreement and (ii) is not in material breach of this Agreement;

         (d) by the Vendor or by Purchaser if, at or before the Closing Date, any condition set forth herein for the benefit of such terminating party shall not have been timely met and cannot be met on or before July 31, 2002 and has not been waived; provided, that the terminating party is not in material breach of this Agreement; or

         (e) by Purchaser or the Vendor, if the Closing shall not have occurred on or before July 31, 2002; provided, that the terminating party is not in material breach of this Agreement.

         Except as otherwise provided in this Section 10.2, each party's right of termination hereunder is in addition to any of the rights it may have hereunder or otherwise.

   10.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 hereof, this Agreement shall forthwith become void and have no further effect, except that the provisions of Sections 9.4 and 9.5 shall survive such termination, and no such termination of this Agreement shall release any party from liability for any breach hereof occurring prior to the date of termination.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement under seal as of the day and year first above written.


                                   WORKSTREAM USA INC.


                                   By: /s/ Michael Mullarkey
                                       ---------------------------------
                                   Name: Michael Mullarkey
                                   Title: President


                                   PURECARBON INC.


                                   By: /s/ John Walsh
                                       ---------------------------------
                                   Name: John Walsh
                                   Title: President

                                                                    Schedule 2.1
                                Purchased Assets


         All of the right, title and interest as of the Closing Date of the Vendor in and to all of the assets, properties and rights owned by the Vendor, or used or usable by the Vendor in the operation of its business, every type and description, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of the Vendor; provided, however, the Purchased Assets shall exclude leases of real property and shall exclude cash. The Purchased Assets shall include, without limitation, all of the right, title and interest of the Vendor in or to the following:

              (a) Inventory. All inventories or raw materials, work-in-process, finished goods, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which its business is conducted, or located at suppliers' premises or customers' premises on consignment, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other person or entity, together with all rights of the Vendor against suppliers of such inventories (the "Inventory");

              (b) Accounts Receivable. All accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sale occurring in the conduct of the business prior to the Closing Date and which relate to services provided or goods sold and delivered prior to the Closing Date (the "Accounts Receivable"). A listing of the Company's accounts receivable through June 20, 2002 is identified on Annex I.1(b) annexed hereto;

              (c) Personal Property. All furniture, fixtures, equipment, machinery and other tangible personal property other than Inventory, used or held for use in the conduct of the business at the locations at which business is conducted or at supplier's premises or customers' premises on consignment, or otherwise used or held for use by the Vendor in the conduct of the business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person and including, without limitation, the tangible personal property identified on the Annex 1.1(c) hereto;

              (d) Personal Property Leases. The leases or subleases of tangible personal property, if any, set forth on Annex 1.1(d) hereto;

              (e) Business Contracts. All contracts and other agreements to which the Vendor is a party and which are utilized in the conduct of the Business which the Purchaser elects to assume in accordance with Schedule 2.2, including, without limitation, contracts and other agreements relating to suppliers, sales representatives, distributors, consultants, customers, purchase orders, marketing and purchasing arrangements;

              (f) Prepaid Expenses. All prepaid expenses relating to the
                  Business, including, without limitation, unbilled charges and deposits relating to the operation of the Business;

              (g) Intangible Property. All intellectual property rights used or held for use in the conduct of the Business (including the Vendor's goodwill therein), all rights, privileges, claims, causes of action and options relating or pertaining to the Business or its assets or properties, including, but not limited to, business and marketing plans, computer software (including source codes) and related documentation and licenses, copyrights and applications therefor, trademarks, trade names, service marks and all names and slogans used by the Vendor in connection with the Business, including, without limitation, the name "JobPlanet";

              (h) Licenses. All licenses, permits, franchises, approvals and authorizations (including applications therefor) utilized in the conduct of the Business to the extent transferrable;

              (i) Balance Sheet Assets. Those assets, properties and rights of the Vendor reflected on the financial statements identified in
                  Section 3.1.16 of Vendor or otherwise referred to in this Agreement or any Schedule hereto, subject to changes in the ordinary course of business through the Closing Date; and

              (j) Books and Records. All books and records used or held for use in the conduct of the Business or otherwise relating to the Vendor or its assets or properties (including all tax records related thereto), other than the minute books, stock transfer books and corporate seal of the Vendor.